Exhibit 99.1

Vanity Events Holding, Inc. Cancels Special Shareholders Meeting Set for June 7, 2011

Press Release Source: Vanity Events Holding, Inc. On Thursday May 26, 2011, 12:14 pm EDT

BROOKINGS, SD--(Marketwire - 05/26/11) - Vanity Events Holding, Inc. (OTC.BB:VAEV - News) ("Vanity" or the "Company") announced today that in an effort to conserve operating capital at this time, it has decided it will no longer hold its Special Meeting of Stockholders originally scheduled to take place on Tuesday, June 7, 2011, at 1:00 p.m. Eastern Time at Best Western Plus Windsor Inn, 12210 Biscayne Blvd., North Miami, Florida 33181. The Company currently anticipates on holding an annual meeting of shareholders during the second half of 2011.

About Vanity Events Holding

Vanity Events Holding, Inc. (OTC.BB:VAEV - News) is a holding company with expanding lines of business. Currently, it markets an energy drink through its wholly owned subsidiary, Shogun Energy, Inc. ("Shogun"). Shogun's goal is to produce a premium line of energy drinks that are unique and appealing to all demographics, which adds to the allure of its product and the value of its brand. Shogun operates with the four warrior attributes in mind: loyalty to its customers; honor and pride in ourselves to produce an excellent product; confidence to promote its energy drink; and determination to toil long hours in order to perfect its product.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the company's ability to raise additional capital to finance the company's activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the company; the ability of the company to operate as a public company; the period of time for which its current liquidity will enable the company to fund its operations; the company's ability to protect its proprietary information; general economic and business conditions; the volatility of the company's operating results and financial condition; the company's ability to attract or retain qualified senior management personnel; and other risks detailed in the company's filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Company Contact:
Lloyd Lapidus
Vanity Events Holding, Inc.
Tel: 786-530-2164